Exhibit 99.1

Q.	Can you reiterate one time items and/or factors that we should take into account as it relates to year over year comparisons?

A.	Following are several items related to year over year comparability in the second half of 2009.

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First, we do have some one time items that occurred in 2008 in the second half. As you will recall, in Q3, 2008 we had one time items of about $4 million, it’s something we talked about at the beginning of this year.

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Second, we have royalty revenue declines that we’ve previously discussed. We expect to have a royalty revenue decline in third quarter of approximately 12 million to $15 million and in Q4 we expect the royalty revenue decline to be about 5 million to $8 million. This impacts revenue and gross margins. Then taking it a little bit further into 2010 our royalty revenue decline is roughly 10 million to $15 million and in 2011, $20 million. Clearly all of this assumes no new patents, no new royalty streams, this is just from the patent state that is mostly related to PCR.

•	The third item is the impact from our divested small business unit SQL*LIMS which contributed about $6 million of revenue per quarter. We expect this divestiture to close within the third quarter.

•	All of these items will result in third quarter organic growth in the low single digits and fourth quarter organic growth in the high single digits.

Q.	What is integration related capital for 2010?

A.	Approximately $30 million.

Q.	What is the biggest change in Free Cash Flow generated in the first half of 2009 to the second half of 2009?

A.	There will be meaningful changes in working capital from the first half to the second half of 2009. The working capital improvement is mostly related to seasonal accounts receivable and inventory reductions. In addition, annual bonuses are paid out in the first half of the year, so there is no cash impact from bonuses in the second half.

Q.	Will you be making any more debt repayments in the second half, beyond the $200 million announced on the earnings call?

A.	Yes, we will be making additional debt repayments. At a minimum, it will be $40 million of mandatory repayments, but it may be higher than that depending on timing of free cash flow and other uses of cash.

Q.	How does your share count fluctuate based on different stock price levels?

A.

Our diluted share count will fluctuate based on stock price as a result of our $1.15 billion in convertible debt, which are all net share settled, and dilution from employee stock options. The estimated dilution at various stock price levels is as follows, with the caveat that we can not predict when employees will exercise options and therefore the exact dilution from stock options is a rough estimate:

•	At an average share price of $45 for the quarter, diluted share count will be approximately 183.5 million.

•	At $50, approximately 185 million

•	At $55, approximately 187 million.

Q.	What was the driver behind 11% growth in Genetic Systems, which was above historical trend lines?

A.	Continued acceleration of SOLiD next generation sequencing sales and strength in the applied markets business. In addition, the declines in the CE research business have not been as sizeable as they have been in the past as a result of several large orders in emerging geographies and in clinical research hospitals.

Q.	Why did the mass spec business have meaningfully different growth rates in the first quarter and second quarter?

A.	The mass spec market is characterized by large deals and therefore growth rates vary quarter to quarter. In addition, second quarter 2008 was a very high volume quarter for this business so it created a difficult comparison. Year to date the organic decline was approximately 7% which is in line with our original expectations of flat to down 10%.

Q.	Is the income of $14.5 million from the mass spec joint venture a reasonable go forward run rate?

A.	No. Q2 is typically the highest quarter for mass spec, therefore the highest quarter for margin and income. In the future, we expect 8 - 10% operating margins.

Q.	Do you still expect greater than $100 million revenue impact from the NIH stimulus?

A.	Yes, this is still our estimate, although we don’t expect much to occur in 2009.

Q.	Is there an estimate for the accelerated amortization of loan origination fees associated with early debt repayment on the bank debt?

A.	For bank term loan B, it is approximately $3 - $4 million of additional expense for every $100 million of early repayment.

Q.	What is your blended interest rate on the bank debt after the $200 million repayment?

A.	Excluding impact of the $7 million of accelerated amortization that will occur in the third quarter as a result of the $200 million of early debt retirement, the blended interest rate for the $2.2 billion in bank debt, after the $200 million repayment, is 5.5 – 6.0%.

Q.	In the company’s 2009 free cash flow guidance of $475 million, how much is for one time integrated related expenses?

A.	Approximately $150 million, including $50 million of capital expenditures.

Q.	What was integration related capital in the second quarter?

A.	Approximately $16 million in the second quarter, $22 million year to date.

Q.	What was the non-cash stock compensation expense in the second quarter of 2009 and what is the projection for the year?

A.	In the second quarter, the non-cash stock compensation expense was approximately $14 million, $28 million year to date. This expense will be approximately $56 - $60 million for the full year.

Q.	Why will gross margins decrease in the second half of the year as compared to the first half?

A.	Gross margins will come down sequentially, mostly related to the royalty revenue declines discussed previously. In addition, price realization typically comes down throughout the year. One final item related to the third quarter specifically, is that lower volume equates to lower margin as a result of lower fixed leverage.

Q.	How did the headwind of the Easter holiday impact revenue growth in the second quarter?

A.	We estimate it had about a half point impact to growth rates.

Q.	What revenue division was the SQL*LIMS business in?

A.	Genetic Systems

Q.	What was the non-GAAP revenue adjustment of $6.3 million?

A.	That revenue is the deferred revenue of historical Applied Biosystems service contracts. The estimate going forward is that this adjustment will be $4 - $5 million in the third quarter, $3 - $4 million in the fourth quarter and in 2010, the estimate is about $2 million in Q1 and Q2, and $1 million in Q3 and Q4. It will be immaterial thereafter.

Q.	What is the long term R&D % of revenue estimate?

A.	Approximately 10%

Q.	Do you have much exposure to industrial in Asia Pacific?

A.	No, we have almost no exposure to industrial customers. The majority of our revenue in this region is academic and government related.

Q.	What are your expectations for organic growth by revenue division in the second half?

A.	For cell systems the expectation is low to mid single digit organic growth, mostly related to more difficult comparison periods from the prior year. Genetic systems division is expected to grow in the mid single digits. Molecular biology systems is expected to grow in the low to mid single digits. The mass spec division is expected to decline up to 10% for the year.

Q.	How would changes in currency rates from June 30th levels impact your non-GAAP P&L?

A.	If all currencies moved uniformly against the US Dollar by 5% and income distribution was as anticipated, the impact to second half expectations would be approximately 5 cents of earnings per share.

Q.	What is the $4.9M of other income losses attributable to in the second quarter?

A.	That is primarily the foreign currency gains and losses on booked receivables and payables.